UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2010

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2010, Metalico, Inc. (the "Company"), together with certain of its direct and indirect subsidiaries, entered into a Credit Agreement dated as of February 26, 2010 (the "Credit Agreement") with a syndicate of lenders led by JPMorgan Chase Bank, N.A Inc. The material terms of the Loan Agreement are set forth in Item 2.03 below, which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Upon the effectiveness of the Credit Agreement described in Item 1.01 above, the Company and certain of its subsidiaries terminated its Amended and Restated Loan and Security Agreement with Wells Fargo Foothill, Inc. dated July 3, 2007, as amended (the "Loan Agreement") and repaid outstanding indebtedness under the Loan Agreement in the aggregate principal amount of approximately $13.5 million.

Upon the effectiveness of the Credit Agreement described in Item 1.01 above, the Company terminated its Financing Agreement with Ableco Finance LLC dated July 3, 2007, as amended (the "Financing Agreement") and repaid outstanding indebtedness under the Financing Agreement in the aggregate principal amount of approximately $30.6 million.

The Company retired the outstanding balances under the Loan Agreement and the Financing Agreement with borrowings under the Credit Agreement described in Item 2.03 below and available cash.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 2, 2010, the Company, together with certain of its direct and indirect subsidiaries, entered into a Credit Agreement (the "Credit Agreement") with a syndicate of lenders led by JPMorgan Chase Bank, N.A. and also including RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., and Capital One Leverage Finance Corp. The new three-year facility consists of senior secured credit facilities in the aggregate amount of $65 million, including a $57 million revolving line of credit (the "Revolver") and an $8 million machinery and equipment term loan facility. The Revolver provides for revolving loans which, in the aggregate, are not to exceed the lesser of $57 million or a "Borrowing Base" amount based on specified percentages of eligible accounts receivable and inventory and bears interest at the "Base Rate" (a rate determined by reference to the prime rate) plus 1.25% or, at the Company’s election, the current LIBOR rate plus 3.5%. The term loan bears interest at the Base Rate plus 2% or, at the Company’s election, the current LIBOR rate plus 4.25%. Under the Agreement, the Company will be subject to certain operating covenants and will be restricted from, among other things, paying cash dividends, repurchasing its common stock over certain stated thresholds, and entering into certain transactions without the prior consent of the lenders. In addition, the Agreement contains certain financial covenants, including minimum EBITDA, fixed charge coverage ratio, and capital expenditure covenants. Obligations under the Agreement are secured by substantially all of the assets of the Company and its subsidiaries other than real property, which is subject to a negative pledge.

The proceeds of the Agreement are to be used for present and future acquisitions, working capital, and general corporate purposes.

The above description of the terms of the Credit Agreement are qualified in their entirety by the Credit Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

On March 4, 2010, the Company issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.1 Credit Agreement dated as of February 26, 2010 by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

Ex. 99.1 Press Release issued March 4, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

March 4, 2010	By:	/s/ Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated as of February 26, 2010 by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
99.1	Press Release issued March 4, 2010